Exhibit 99.2

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA CORPORATION SEEKS STOCKHOLDER APPROVAL FOR REVERSE

STOCK SPLIT

Plymouth Meeting, PA — August 9, 2006 — Genaera Corporation (NASDAQ: GENR) today announced that its Board of Directors has authorized the Company to seek stockholder approval to authorize an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock. If approved by the Company’s stockholders, the Board of Directors would have the discretion to effect the reverse stock split based upon any of the following five ratios: one-for-six, one-for-seven, one-for-eight, one-for-ten or one-for-twelve. The reverse stock split would affect all of the shares of common stock, including shares underlying stock options and warrants, outstanding immediately prior to the effective date of the reverse stock split. As of August 9, 2006 Genaera had approximately 104.6 million common shares outstanding.

“Approval of this amendment will give our Board of Directors the flexibility to adjust our capital structure to be more appropriate for our current operational and financial position while allowing us to bring the Company into compliance with NASDAQ listing requirements,” commented Jack Armstrong, President and Chief Executive Officer. “We believe rationalizing our capital structure in this way may also increase both the marketability of our stock to new investors and the ability of large institutional investors to hold our shares as we pursue critical milestones of our clinical development programs in 2007.”

A special meeting of Genaera’s stockholders is scheduled to be held on October 3, 2006, to consider the proposed reverse stock split. In addition, the Company will be seeking stockholder approval of an amendment to the 2004 Stock-Based Incentive Compensation Plan (the “2004 Plan”) to increase the number of shares of the Company’s common stock issuable under the 2004 Plan. The date for determining stockholders of record entitled to receive notice of, and to vote at, the special meeting is August 15, 2006.

Genaera intends to file preliminary proxy materials with the Securities and Exchange Commission (SEC) today and, subject to satisfaction of SEC requirements, intends to mail definitive proxy materials to shareholders in late August. Detailed information about the reverse stock split and the increase in the number of shares of common stock issuable under the 2004 Plan will be contained in the definitive proxy statement. Genaera stockholders are advised to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available as they contain important information. The definitive proxy statement will be available free-of-charge at the SEC’s website, www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement by contacting Genaera by mail at 5110 Campus Drive, Plymouth Meeting, PA; by phone at (610) 941-5675; or by email to info@genaera.com. The Company, its Board of Directors, executive officers, employees and certain other persons may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed reverse stock split and amendment to the 2004 Plan. These individuals may have interests in the reverse stock split, including interests resulting from their ownership of common stock or other securities of Genaera. Information concerning these individuals, their interests in the reverse stock split and their participation in the solicitation will be set forth in the definitive proxy statement.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera’s programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” “continue,” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.